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Exhibit 99.1

NEWS RELEASE
For more information contact:
Michael J. Kraupp
VP Finance and Asst. Treasurer
St. George, UT 84790
Telephone: (435) 634-3203
Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: December 21, 2006

SKYWEST, INC. ADDS NEW PARTNER
AND ADDITIONAL REGIONAL JET FLYNG

        SkyWest, Inc. (NASDAQ:SKYW) announced today that its subsidiary, SkyWest Airlines, has been selected by Midwest Airlines to enter into an airline services agreement. Under the terms of the agreement, SkyWest Airlines will operate up to 25 additional CRJ200 regional jet aircraft. The initial 15 aircraft are scheduled for delivery beginning in April 2007 and continuing through October 2007. The aircraft operated under this agreement will be sourced from aircraft previously delivered in the market with SkyWest Airlines utilizing some of its existing CRJ200s. Delivery dates of additional aircraft, if any, will be determined at a later date. The aircraft will serve markets from Midwest's current hubs in Milwaukee and Kansas City and will operate under a capacity purchase agreement, similar to existing SkyWest Airlines' agreements. The agreement provides for an initial term of 5 years with automatic two-year extensions thereafter, unless SkyWest Airlines or Midwest Airlines elects to terminate the agreement.

        Commenting on the new agreement, Bradford R. Rich, Executive Vice President, CFO and Treasurer for SkyWest, Inc. said "SkyWest and Midwest have similar corporate cultures and great reputations for quality customer service and we believe that our partnership will be beneficial for customers, employees, and shareholders." He continued, "This transaction also furthers certain of our strategic diversification objectives by adding an additional partner and creating additional expansion opportunities."

        SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia are wholly owned subsidiaries of SkyWest, Inc. SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines and Delta Air Lines. ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines. System-wide, SkyWest, Inc. serves a total of approximately 229 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,426 daily departures. This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

        In addition to historical information, this release contains forward-looking statements. SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass SkyWest's beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: Delta's bankruptcy proceedings; the failure to integrate the operations and employees of SkyWest and ASA and achieve the anticipated synergies as a result of the acquisition; the failure to successfully operate as anticipated under the terms of the Delta Connection Agreements; the impact of negotiations with ASA's organized labor forces and the impact of the costs of such labor forces on SkyWest's operations and financial condition; the failure to accurately forecast acquisition-related costs; and the challenges of competing successfully in a highly competitive and rapidly changing industry. Other factors that may cause actual results to vary from SkyWest's expectations include developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs; rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operates; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest's ability to obtain financing; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management's current expectations are contained in SkyWest's filings with the Securities and Exchange Commission, including the section of SkyWest's Annual Report on form 10-K, entitled "Risk Factors."

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SKYWEST, INC. ADDS NEW PARTNER AND ADDITIONAL REGIONAL JET FLYNG